THT Heat Transfer Technology, Inc. Announces
First Quarter 2015 Results

SIPING, CHINA — May 15, 2015 — THT Heat Transfer Technology, Inc. (NASDAQ:THTI, “the Company”, or “THT”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced its unaudited financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights

  Sales revenue decreased by 1.4% year-over-year to US$8.2 million.

  Gross profit decreased by 4.7% year-over-year to US$2.4 million.

  Gross margin was 29.4%, compared with 30.5% for the first quarter 2014.

  Operating income increased by 61.4% year-over-year to US$1.1 million.

  Net income attributable to common stockholders was US$0.9 million, compared with US$0.5 million for the first quarter 2014.

  Basic and fully diluted net income per share was US$0.04, compared with US$0.02 for the first quarter 2014.

Comment from Guohong Zhao, Chairman and CEO

Chairman and Chief Executive Officer Guohong Zhao commented, “Our sales slightly decreased by 1.4% year-over-year to US$8.2 million and gross profit decreased by 4.7% to US$2.4 million. Our revenues usually decrease over each first quarter of the calendar years, with the first quarter usually the slowest quarter since fewer projects are undertaken during and around the Chinese spring festival.

“Along with the green actions supported by the Chinese government, we believe that our total solutions business model and ongoing investment in high technology of energy efficiency improvement and waste reduction will enable us to continuously increase our competitiveness and remain sustained growth.”

First Quarter 2015 Financial Results

Revenue
Sales revenue for the first quarter of 2015 was US$8.2 million, or 1.4% decrease from US$8.3 million during the same period of 2014. The decrease was primarily attributable to lower sales revenue from plate heat exchangers and shell-and-tube heat exchangers. Sales volume of heat exchange products was 362 units in the first quarter of 2015, a decrease of 134 units from 496 units in the same period of 2014. The decrease was due to the decreased demand of our products in consequence of fewer projects and economy slowdown of China in the first quarter of 2015 compared with the previous years.

For the first quarter of 2015, sales revenue from plate heat exchangers was US$1.8 million, a decrease of 37.5% compared with US$2.9 million in the same period of 2014. Sales revenue from shell-and-tube heat exchangers decreased US$1.1 million, compared to the same period of 2014. During the first quarter of 2015, sales revenue from heat exchange units totaled US$3.9 million, an increase of 23.6% as compared to the same period of 2014.

Cost of Sales
Cost of sales for the first quarter of 2015 increased 0.1% to US$5.8 million from US$5.8 million in the first quarter 2014. The increase was mainly attributable to the decrease in our sales revenue.

Gross Profit and Gross Margin
Gross profit decreased 4.7% to US$2.4 million during the first quarter of 2015, from US$2.5 million in the same period of 2014, mainly due to the decreased sales revenue. Gross margin was 29.4% for the first quarter of 2015, as compared with 30.5% during the same period of 2014. The decrease in gross margin was mainly attributable to the decrease in our sales revenue.

Operating Expenses
Administrative expenses decreased 44.6% to US$0.3 million in the first quarter 2015, from US$0.6 million for the same period of 2014. The decrease was primarily owing to the decrease of allowance for doubtful accounts in the first quarter of 2015.

Research and development expenses decreased 37.9% year-over-year to US$0.2 million, from US$0.3 million in the first quarter 2014. The decrease was primarily due to a decrease in the costs of research and development of new products.

Selling expenses decreased 16.2% to US$0.8 million for the first quarter of 2015, from US$1.0 million during the same period of 2014. The decrease was mainly attributable to a decrease of travelling expenses. This resulted in a 49.3% decrease in total operating expenses to US$0.2 million in the first quarter of 2015 from US$0.4 million for the same period of 2014.

Income before Income Tax
Income before income tax was US$1.1 million in the first quarter of 2015, an increase of 89.6% compared with US$0.6 million in the same period of 2014. The increase was mainly due to a decrease in our total expenses.

Income Tax
Income tax was US$0.2 million in the first quarter of 2015, compared with US$0.1 million in the same period of 2014. The increase was mainly attributable to the increased taxable income.

Net Income
Net income attributable to common shareholders was US$0.9 million in the first quarter of 2015, an 89.8% increase compared with US$0.5 million in the same period of 2014. The increase was due to the cumulative effect of the foregoing factors.

Basic and fully diluted net income per share was US$0.04 in the first quarter of 2015, compared with US$0.02 in the same period of 2014.

Liquidity
As of March 31, 2015, the Company had cash and cash equivalents of US$9.2 million and restricted cash of US$0.7 million. During the first three months of 2015, there was a net cash outflow of US$3.1 million, compared with US$4.1 million in the same period of 2014.

Net cash used in operating activities was US$0.7 million for the first three months of 2015, compared with US$1.9 million for the same period of 2014. The decrease in net cash used in operating activities was mainly attributable to (1) increased net income; (2) decrease in trade receivables; (3) offset by decrease in other payables and accrued expenses.

Net cash used in investing activities was US$3,775 for the first three months of 2015, compared with net cash provided by investing activities of US$211,063 for the same period of 2014.

Net cash used in financing activities was US$2.43 million for the first three months of 2015, compared with net cash provided by financing activities of US$2.37 million for the same period of 2014. The increase in net cash used in financing activities resulted from more net payments to repay bank loans.

Outlook for Second Quarter 2015

THT expects to generate sales revenue in the range of US$9 million to US$12 million in the second quarter of 2015, compared with US$12.7 million in the same period of 2014. This represents the Company’s preliminary view, and is subject to change.

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the risk factor sections of the Company's periodic reports that are filed with the Securities and Exchange Commission and are available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Mr. Jack Xiao
Investor Relations Manager
THT Heat Transfer Technology, Inc.
Tel:+86 (434) 326 6779
Email: IR@tht.cn

Robie Li
Investor Relations Department
THT Heat Transfer Technology, Inc.
Tel: +65 9235 1765
Email: lirubing@tht.cn

- FINANCIAL TABLES FOLLOW -

THT Heat Transfer Technology, Inc.
Consolidated Balance Sheets
As of March 31, 2015 and December 31, 2014
(Stated in thousands of US Dollars)

	March 31, 2015	December 31, 2014
	(Unaudited)	(Audited)

Assets
Current assets
Cash and cash equivalents	9,155	12,248
Restricted cash	678	550
Accounts receivable, net	37,316	42,883
Inventories, net	25,703	27,927
Other current assets	13,762	12,065
Total current assets	86,614	95,673
Long-term accounts receivable	2,197	1,910
Other non-current assets	15,495	15,654
Total assets	104,306	113,237

Liabilities
Current liabilities
Short-term loans	10,309	12,691
Other current liabilities	27,002	34,732
Total current liabilities	37,311	47,423
Long-term loans	572	570
Total liabilities	37,883	47,993
Total shareholders’ equity	66,423	65,244

Total liabilities and equity	104,306	113,237

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Income
(Stated in thousands of US Dollars, except number of shares and per share data)

	Three months ended March 31,
	2015	2014

Sales revenue	8,174	8,289
Cost of sales	(5,768)	(5,765)

Gross profit	2,406	2,524

Operating expenses
General and administrative expenses	302	545
Research and development expenses	211	340
Selling expenses	813	970

Total operating expenses	1,326	1,855

Operating income	1,080	669
Interest income	3	4
Other income	51	224
Other expense	(21)	-
Financial costs	(39)	(331)

Income before income taxes	1,074	566
Income taxes	(160)	(85)

Net income	914	481

Earnings per share attributable to THT Heat Transfer Technology Inc. common stockholders	$0.04	$0.02

Weighted average number of shares outstanding - Basic and diluted	20,453,500	20,453,500

THT Heat Transfer Technology, Inc.
Unaudited Consolidated Statements of Cash Flows
For the three months ended March 31, 2015 and 2014
(Stated in thousands of US Dollars)

	Three months ended March 31,
	2015	2014
Net cash used in operating activities	(692)	(1,903)
Net cash provided by (used in) investing activities	(4)	211
Net cash used in financing activities	(2,426)	(2,370)
Effect of exchange rate changes on cash and cash equivalents	29	(71)
Net decrease in cash and cash equivalents	(3,093)	(4,133)
Cash and cash equivalents at beginning of the period	12,248	9,082
Cash and cash equivalents at end of the period	9,155	4,949